Exhibit 2.1

                               EXCHANGE AGREEMENT

           This EXCHANGE AGREEMENT is entered into as of April 1, 2004, by and among LensCard Corporation, a Delaware corporation ("LCC"), on the one hand, and LensCard US LLC, a Delaware limited liability company (formerly, Universal Magnifier, LLC, a California limited liability company) ("LCUS"), and each of the members of LCUS, namely, Alan Finkelstein, an individual ("A. Finkelstein"), Forest Finkelstein, an individual ("F. Finkelstein"), Bradley D. Ross, an individual ("Ross"), and Luc Berthoud, an individual ("Berthoud") (A. Finkelstein, F. Finkelstein, Ross and Berthoud are sometimes hereinafter referred to collectively as the "Members"), on the other hand.

                                    RECITALS

           WHEREAS, reference is made to that certain Operating Agreement for LCUS (formerly, Universal Magnifier, LLC) made as of February 4, 1998 (the "Operating Agreement");

           WHEREAS, capitalized terms used but not defined in this Agreement have the meanings ascribed to such terms in the Operating Agreement;

           WHEREAS, the Members collectively own 100% of the issued and outstanding Membership Interests of LCUS;

           WHEREAS, pursuant to and in compliance with Article VII (Transfer and Assignment of Interests) of the Operating Agreement, and Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), and Rule 506 promulgated thereunder, the Members, as a group, desire to transfer their Membership Interests in their entirety to LCC in exchange for the issuance to the Members of an aggregate of 1,000,000 shares of the $0.001 par value per share Common Stock of LCC ("Common Stock");

           WHEREAS, the transactions contemplated by this Agreement are part of a series of integrated, mutually dependent transactions, which are set forth in the transaction documents listed on Exhibit A attached hereto;

                                    AGREEMENT

           NOW, THEREFORE, for good and valid business purposes and in consideration of the mutual covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Transfer of LCUS Membership Interests to LCC. As of the Effective Time (as defined in Section 3 below), each of the Members hereby transfers, conveys, assigns and delivers to LCC, and LCC hereby acquires from the Members, each Member's entire right, title and interest in and to such Member's Membership Interest, in exchange for the consideration set forth in Section 2 below.

2. Consideration. In exchange for each Member's entire right, title and interest in and to such Member's Membership Interest, at the Effective Time, LCC shall issue the number of shares of Common Stock set forth opposite each Member's name below (collectively, the "LCC Shares"):

                     Member                         # Shares of Common Stock

                     A. Finkelstein                          10,000

                     F. Finkelstein                         235,000

                     Ross                                     5,000

                     Berthoud                               750,000

3. Effective Time. The "Effective Time" is defined as that date which is the date on which the merger described in that certain Agreement of Merger dated as of the date hereof, by and between LensCard International Limited, a British Virgin Islands International Business Company, and LCC is consummated and is effective.

4. Waiver of Anti-Assignment Provision. As of the Effective Time, each of the Members hereby forever waives any and all rights he may have to the performance by each other Member of each such other Member's obligations under Section 7.1 (Transfer and Assignment of Interests) of the Operating Agreement.

5. Waiver of Right of First Refusal. As of the Effective Time, each of the Members hereby forever waives any and all rights he may have to the performance by each of other Member of each such other Member's obligations under Section 7.8 (Right of First Refusal) of the Operating Agreement.

6. LCC Becomes Sole Member of LCUS. In accordance with Section 7.3 of the Operating Agreement, at the Effective Time, LCC shall become the substitute Member for all the Members and shall become the sole Member of LCUS, such that LCUS shall become a wholly owned subsidiary of LCC. In accordance with Section 7.3 of the Operating Agreement, as of the Effective Time, LCC hereby accepts and adopts the terms and provisions of the Operating Agreement and agrees to pay any reasonable expenses in connection with its admission as a new Member.

7. Representations and Warranties of the Members. Each of the Members represents and warrants, severally and not jointly, to LCC, that, as of the date hereof and as of the Effective Time:

           a. such Member has not transferred, assigned, licensed, hypothecated any of his rights in his Membership Interest to any third party;

           b. there are no liens, claims, charges or other encumbrances against such Member's Membership Interest;

           c. the LCC Shares to be acquired hereunder by such Member will be acquired for investment for such Member's own account, not as a nominee or agent, and not with a view to the resale or distribution thereof;

           d. such Member is an accredited investor as defined in Regulation D of the Securities Act and/or has such knowledge and experience in financial and business matters, either alone or with such Member's representative(s), that he is capable of evaluating the merits and risks of his investment in the LCC Shares;

           e. such Member understands and agrees that the LCC Shares may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom; and

           f. such Member understands and agrees that each certificate representing LCC Shares shall bear substantially the following legend:

                     "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE SATISFACTORY TO THE COMPANY THAT AN EXEMPTION THEREFROM IS AVAILABLE."

8. Governing Law. This Agreement shall be governed according to the laws of the State of California.

9. Recitals. The Recitals above are hereby incorporated into and made a part of this Agreement.

10. Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect to such subject matter. Each party to this agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

11. Arbitration. The parties hereby agree that all controversies, claims and matters of difference shall be resolved by binding arbitration before the American Arbitration Association (the "AAA") located in Los Angeles County, California according to the rules and practices of the AAA from time-to-time in force; provided however that the parties hereto reserve their rights to seek and obtain injunctive or other equitable relief from a court of competent jurisdiction, without waiving the right to compel such arbitration pursuant to this section. The arbitrator shall apply California law in rendering a decision.

12. Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be determined to be invalid, illegal or unenforceable under present or future laws effective during the term of this Agreement, then and, in that event: (A) the performance of the offending term or provision (but only to the extent its application is invalid, illegal or unenforceable) shall be excused as if it had never been incorporated into this Agreement, and, in lieu of such excused provision, there shall be added a provision as similar in terms and amount to such excused provision as may be possible and be legal, valid and enforceable, and (B) the remaining part of this Agreement (including the application of the offending term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable) shall not be affected thereby and shall continue in full force and effect to the fullest extent provided by law.

13. Preparation of Agreement. It is acknowledged by each party that such party either had separate and independent advice of counsel or the opportunity to avail itself of the same in connection with this Agreement. In light of these facts it is acknowledged that no party shall be construed to be solely responsible for the drafting hereof, and therefore any ambiguity shall not be construed against any party as the alleged draftsman of this Agreement.

14. Amendments. This agreement may be amended only by a written instrument duly executed by the parties or their respective permitted successors or assigns.

15. Counterparts. This Agreement may be executed manually or by facsimile signature in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument, binding on all parties hereto.

16. Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

17. Attorneys Fees. If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement or because of any dispute, breach, default or claim hereunder, the successful or prevailing party shall be entitled to recover reasonable attorneys fees and other costs it incurs in such action, arbitration or proceeding, in addition to any other relief to which it may be entitled.

                            [SIGNATURE PAGE FOLLOWS]

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

                                LENSCARD CORPORATION, a Delaware corporation

                                By: /s/ Alan Finkelstein
                                  ------------------------
                                Name: Alan Finkelstein
                                Its: Chief Executive Officer


                                /s/ Alan Finkelstein
                                --------------------
                                ALAN FINKELSTEIN


                                /s/ Forest Finkelstein
                                ----------------------
                                FOREST FINKELSTEIN


                                /s/ Bradley D. Ross
                                -------------------
                                BRADLEY D. ROSS


                                /s/ Luc Berthoud
                                ----------------
                                LUC BERTHOUD



ACKNOWLEDGED AND ACCEPTED:

LENSCARD US, LLC, a Delaware limited liability company (formerly Universal Magnifier, LLC, a
California Limited liability company)


By:  /s/ Luc Berthoud
    -----------------------------
         Luc Berthoud, Manager


By:  /s/ Alan Finkelstein
     ------------------------------
         Alan Finkelstein, Manager

                                    EXHIBIT A

              INTEGRATED, MUTUALLY DEPENDENT TRANSACTION DOCUMENTS

1. Exchange Agreement, by and among LCC, on the one hand, and Ross, Finkelstein and Michael Paradise (collectively, the "PSA Owners"), on the other hand, pursuant to which the PSA Owners will transfer all of their rights, title and interests in and to the US Future Payments and the International Future Payments (each as defined therein), to LCC in exchange for an aggregate of 5,500,000 newly issued shares of LCC common stock.

2. Exchange Agreement, by and between LCC and PSA Co., Inc., a Delaware corporation, pursuant to which LCC will transfer to PSA Co., Inc. all of LCC's right, title and interest in and to the PSA Assets, in exchange for 25,000 shares of common stock of PSA Co., Inc.
3. Agreement of Merger, by and between LCI and LCC, pursuant to which LCI will merge with and into LCC.